Exhibit 5.1

[LETTERHEAD]

January 31, 2008
The Board of Directors
Transit Management Holding Corp.
3176 South Peoria Court
Aurora, CO 80014

Re:    Registration Statement on Form SB-2
                      Transit Management Holding Corp., common stock, par value $0.001 per share

Lady and Gentleman:

         We are acting as counsel for Transit Management Holding Corp., a Colorado corporation (the "Company"), in connection with the preparation of the Registration Statement on Form SB-2 (the "Registration Statement"), as to which this opinion is a part, filed with the Securities and Exchange Commission (the "Commission") on January 31, 2008 for the registration by certain selling shareholders of 1,445,200 shares of common stock, $0.001 par value, of the Company (the "Shares").

         In connection with rendering our opinion as set forth below, we have reviewed and examined originals or copies of such corporate records and other documents and have satisfied ourselves as to such other matters as we have deemed necessary to enable us to express our opinion hereinafter set forth.

         Based upon the foregoing, it is our opinion that:

         The Shares to be registered as covered by the Registration Statement are duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus included in the Registration Statement.

Very truly yours,

/s/ David Wagner & Associates, P.C.
    DAVID WAGNER & ASSOCIATES, P.C.